Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899
INTEVAC ANNOUNCES RESULTS FOR THE THIRD QUARTER OF 2009
Santa Clara, Calif.—October 26, 2009—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the quarter and nine months ended September 26, 2009.
The net loss for the quarter was $1.8 million, or $0.08 per diluted share, on 22.0 million weighted-average shares outstanding. The net loss included $1.0 million of equity-based compensation expense, equivalent to $0.03 per diluted share. For the third quarter of 2008, the net loss was $3.4 million, or $0.15 per diluted share, on 21.8 million weighted-average shares outstanding, which included $1.8 million of equity-based compensation expense, equivalent to $0.06 per diluted share.
Revenues for the quarter were $19.2 million, including $12.3 million of Equipment revenues and Intevac Photonics revenues of $6.9 million. Equipment revenues consisted of one 200 Lean® system, as well as upgrades, spares and service. Intevac Photonics revenues consisted of $4.5 million of research and development contracts and $2.3 million of product sales or 33.9% of Photonics revenues. For the third quarter of 2008, revenues were $28.6 million, including $22.9 million of Equipment revenues and $5.7 million of Intevac Photonics revenues, which included $2.4 million of product sales or 42.2% of Photonics revenues.
Equipment gross margin was 48.2%, compared to 39.2% in the second quarter of 2009 and 31.8% in the third quarter of 2008. The sequential improvement in Equipment gross margin reflected higher-margin upgrades and improved factory utilization, while the year-over-year increase reflected changes in product mix to higher-margin technology upgrades. Intevac Photonics gross margin was 40.1%, compared to 34.1% in the second quarter of 2009 and 31.9% in the third quarter of 2008. The increase in Photonics gross margin was primarily a result of higher-margin development contracts and lower product manufacturing costs. Consolidated gross margin was 45.3%, compared to 31.8% in the third quarter of 2008.
Operating expenses for the quarter totaled $12.4 million, a decline of 22.4% compared to $16.0 million in the third quarter of 2008 and a decline of 3.0% compared to $12.8 million in the second quarter of 2009. Operating expenses declined compared to the second quarter of 2009 and to the third quarter of 2008 reflecting the cost savings from our global cost reduction plan.
The net loss for the first nine months of 2009 was $12.1 million, or $0.55 per diluted share, on 21.9 million weighted-average shares outstanding. The net loss included $3.7 million of equity-based compensation expense, equivalent to $0.12 per diluted share. For the first nine months of 2008 the net loss was $2.7 million, or $0.13 per diluted share, on 21.7 million weighted-average shares outstanding. The net loss included $5.0 million of equity-based compensation expense, equivalent to $0.16 per diluted share.
Revenues for the first nine months of 2009 were $43.8 million, including $24.5 million of Equipment revenues and $19.3 million of Intevac Photonics revenues. Equipment revenues consisted of one 200 Lean® system as well as disk lubrication systems, equipment upgrades, spares and service. Intevac Photonics revenues consisted of $11.5 million of research and development contracts and $7.8 million of product sales or 40.4% of Photonics revenues. In the first nine months of 2008, revenues were $93.9 million, including $75.6 million of Equipment revenues and $18.3 million of Intevac Photonics revenues, which included $6.8 million of product sales or 37.4% of Photonics revenues.
Equipment and Intevac Photonics gross margins for the first nine months of 2009 were 41.4% and 37.9%, respectively, compared to 40.9% and 36.4% in the first nine months of 2008. The improvement in Equipment gross margin reflected changes in product mix partially offset by lower revenues and factory absorption. The increase in Intevac Photonics margin reflected higher-margin development contracts and an increased percentage of revenue derived from higher-margin product shipments. Consolidated gross margin in the first nine months of 2009 was 39.9%, compared to 40.0% in the first nine months of 2008.
Operating expenses for the first nine months of 2009 totaled $38.9 million, and declined 19.4% from $48.2 million in the first nine months of 2008. Operating expenses declined primarily as the result of decreased spending on development of new Equipment products as well as the result of cost savings from our global cost reduction plan.
Order backlog totaled $52.2 million on September 26, 2009, compared to $44.0 million on June 27, 2009 and $18.5 million on September 27, 2008. Backlog as of September 26, 2009 includes five 200 Lean® systems, compared to five on June 27, 2009 and one on September 27, 2008.
“We are encouraged by the continued recovery in the hard drive market, which has surpassed all expectations going into 2009,” commented Kevin Fairbairn, president and chief executive officer of Intevac. “There are indications of tightness in the current supply of media, particularly for the mobile market. In the third quarter, heightened levels of capacity utilization led to the first capacity tool orders for Intevac since 2008. Positive momentum continues in our Photonics business, where we achieved ten percent growth in revenue from the prior quarter and record levels of orders and backlog.”
Conference Call Information
The company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (877) 718-5111 prior to the start time. For international callers, the dial-in number is (719) 325-4831. You may also listen live via the Internet at the company’s website, www.intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. EDT. You may access the replay by calling (888) 203-1112 or, for international callers, (719) 457-0820, and providing conference ID 5562342.
About Intevac
Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics.
Equipment Business: We are a leader in the design, manufacture and marketing of high-productivity lean manufacturing systems and have been producing Lean Thinking platforms since 1994. We are the leading supplier of magnetic media processing systems to the hard drive industry and offer highly efficient technology solutions to the photovoltaic industry and advanced etch systems to the semiconductor industry.
Intevac Photonics: We are a leader in the development and manufacture of leading edge, high-sensitivity imaging products and vision systems, as well as table-top and handheld Raman instruments. Markets addressed include military, industrial, physical science and life science.
For more information call 408-986-9888, or visit the company’s website at www.intevac.com.

200 Lean® is a registered trademark of Intevac, Inc.
Safe Harbor Statement
This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to; tightness in media supply and expected momentum of the Photonics business. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the company’s expectations. These risks include, but are not limited to: oversupply in the media industry and failure to achieve historical growth rates for the Photonics business, each of which could have a material impact on our business, our financial results, and the company’s stock price. These risks and other factors are detailed in the company’s regular filings with the U.S. Securities and Exchange Commission.
[Financial tables on following pages]

INTEVAC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 26,	September 27,	September 26,	September 27,
	2009	2008	2009	2008

Net revenues
Equipment	$12,293	$22,855	$24,477	$75,558
Intevac Photonics	6,862	5,705	19,304	18,309

Total net revenues	19,155	28,560	43,781	93,867

Gross profit	8,678	9,085	17,456	37,529
Gross margin
Equipment	48.2%	31.8%	41.4%	40.9%
Intevac Photonics	40.1%	31.9%	37.9%	36.4%

Consolidated	45.3%	31.8%	39.9%	40.0%

Operating expenses
Research and development	6,840	8,620	22,255	26,426
Selling, general and administrative	5,551	7,341	16,654	21,818

Total operating expenses	12,391	15,961	38,909	48,244

Operating loss
Equipment	(1,836)	(4,357)	(14,306)	(4,494)
Intevac Photonics	(628)	(1,824)	(3,248)	(3,715)
Corporate	(1,249)	(695)	(3,899)	(2,506)

Total operating loss	(3,713)	(6,876)	(21,453)	(10,715)

Interest and other income	122	884	780	3,101

Loss before income tax benefit	(3,591)	(5,992)	(20,673)	(7,614)
Income tax benefit	1,799	2,639	8,621	4,887

Net loss	$(1,792)	$(3,353)	$(12,052)	$(2,727)

Net loss per share
Basic	$(0.08)	$(0.15)	$(0.55)	$(0.13)
Diluted	$(0.08)	$(0.15)	$(0.55)	$(0.13)
Weighted average common shares outstanding
Basic	22,014	21,761	21,942	21,700
Diluted	22,014	21,761	21,942	21,700

INTEVAC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 26,	December 31,
	2009	2008
	(Unaudited)	(see Note)
ASSETS

Current assets
Cash, cash equivalents and short-term investments	$31,766	$39,201
Accounts receivable, net	12,313	15,014
Inventories	22,792	17,674
Deferred tax assets	3,356	3,204
Prepaid expenses and other current assets	5,498	4,806

Total current assets	75,725	79,899

Long-term investments	65,973	66,328
Property, plant and equipment, net	13,290	14,886
Deferred tax assets	18,880	14,765
Goodwill	7,905	7,905
Other intangible assets, net	3,660	4,054
Other long-term assets	1,257	1,332

Total assets	$186,690	$189,169

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Note payable	$—	$2,000
Accounts payable	5,203	4,214
Accrued payroll and related liabilities	3,176	3,395
Other accrued liabilities	4,191	3,175
Customer advances	5,745	2,807

Total current liabilities	18,315	15,591

Other long-term liabilities	203	509

Stockholders’ equity
Common stock ($0.001 par value)	22	22
Additional paid in capital	133,382	128,686
Accumulated other comprehensive loss	(2,349)	(4,808)
Retained earnings	37,117	49,169

Total stockholders’ equity	168,172	173,069

Total liabilities and stockholders’ equity	$186,690	$189,169

Note: Amounts as of December 31, 2008 are derived from the December 31, 2008 audited consolidated financial statements.

INTEVAC, INC.
SUPPLEMENTAL INFORMATION REGARDING EQUITY-BASED COMPENSATION EXPENSE
(In thousands, except per share amounts)
(Unaudited)
The effect of recording equity-based compensation expense for the three- and nine-month periods ended September 26, 2009, and September 27, 2008 were as follows:

	Three Months Ended		Nine Months Ended
	September 26,	September 27,	September 26,	September 27,
	2009	2008	2009	2008
Equity-based compensation by type of award:
Stock options	$834	$1,311	$3,051	$3,960
Employee Stock Purchase Plan	174	478	624	978
Amounts (capitalized as inventory) released to cost of sales	(9)	(23)	34	66

Total equity-based compensation	999	1,766	3,709	5,004
Tax effect on equity-based compensation	(291)	(512)	(1,077)	(1,499)

Net effect on net income	$708	$1,254	$2,632	$3,505

Effect on earnings per share:
Basic	$0.03	$0.06	$0.12	$0.16
Diluted	$0.03	$0.06	$0.12	$0.16